Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Fourth Quarter and Year
End 2009 Financial Results
- Fourth Quarter 2009 Net Sales of $84.9 Million Highest Quarterly Revenue in Company
History
- 2009 Annual Net Sales Increased 11% Over 2008
CYPRESS, CA — February 18, 2010 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the fourth quarter and year ended December 31, 2009.
“During the fourth quarter, we continued to execute on our strategy to expand customer relationships, win            new customers and invest in new products and technologies with a focus on offering our customers and consumers the technology and solutions that meet their future needs,” stated Paul Arling, UEI’s Chairman and CEO. “Most recently, at the 2010 Consumer Electronics Show in January, we announced the availability of our Quickset application on the new suite of remote controls and high-definition (HD) set-top boxes from DIRECTV®. The adoption of our Quickset application featuring our XMP-2™ technology demonstrates not only our focus on making the increasingly complex home entertainment experience simpler for consumers, but also our dedication to offering our subscription broadcasting customers cost-effective technology solutions.”
Financial Results for the Quarter Ended December 31: 2009 Compared to 2008
•	Net sales were $84.9 million, compared to $78.7 million.
•	Business Category revenue was $66.4 million, compared to $65.1 million. The Business Category contributed 78.2% of total net sales, compared to 82.7%.

•	Consumer Category revenue was $18.5 million, compared to $13.6 million. The Consumer Category contributed 21.8% of total net sales, compared to 17.3%.
•	Gross margins were 33.7%, compared to 32.2%.
•	Total operating expenses were $20.5 million, compared to $17.5 million, reflecting the settlement of a lawsuit, the integration of acquired business and assets and a weaker US dollar in the fourth quarter of 2009.
•	Operating income was $8.1 million, compared to $7.8 million.
•	Interest income was $95,000, compared to $368,000.
•	Net income was $5.8 million, or $0.42 per diluted share, compared to $5.8 million, or $0.42 per diluted share.
•	At December 31, 2009, the cash and cash equivalents and term deposit balance was $78.3 million.
Bryan Hackworth, UEI’s CFO, commented “The fourth quarter of 2009 represented the second consecutive quarter where we achieved the highest quarterly revenue in the history of UEI. The

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$84.9 million in net sales for the quarter included a higher contribution from our Consumer Category, which increased from 17.3% of sales in the fourth quarter of 2008 to 21.8% in the fourth quarter of 2009.”
Financial Results for the Twelve-months Ended December 31: 2009 Compared to 2008
•	Net sales were $317.6 million, compared to $287.1 million.
•	Gross margins were 32.0%, compared to 33.5%.
•	Total operating expenses were $79.7 million, compared to $75.4 million due primarily to the operating expenses related to acquired business and assets.
•	Operating income was $21.9 million, compared to $20.8 million.
•	Interest income was $471,000, compared to $3.0 million, due to significantly lower interest rates.
•	Net income was $14.7 million, or $1.05 per diluted share, compared to $15.8 million, or $1.09 per diluted share.
“During 2009, we benefitted from a significant customer purchasing a large majority of their remote controls from us. In 2010, we expect this customer to return to a more traditional dual source arrangement, where UEI will continue to supply 100% of the chipsets, but will share the full remote volume. We estimate this will decrease our sales to this customer by approximately $25 million year-on-year. However, growth in other customers and the conversion of prospects, both domestically and internationally, as well as the impact of the business and asset acquisition from Zilog, will, we believe, more than offset this shift,” concluded Hackworth.
Financial Outlook
For the first quarter of 2010, net sales are expected to range between $71 million and $74 million, compared to $71.1 million in the first quarter of 2009. The company anticipates gross margins for the first quarter of 2010 to be approximately 32.5% of sales, plus or minus one point, compared to 30.1% of sales in the first quarter of 2009. For the first quarter of 2010, operating expenses are expected to range from $20.3 million to $20.9 million, compared to first quarter 2009 operating expenses of $19.9 million. Earnings per diluted share for the first quarter of 2010 are expected to range from $0.12 to $0.16, compared to earnings per diluted share of $0.06 in the first quarter of 2009.
For the full 2010 year, net sales are expected to range between $325.0 million and $340.0 million, compared to $317.6 million in 2009. Earnings per diluted share for 2010 are expected to range from $1.20 to $1.35, compared to earnings per diluted share of $1.05 in 2009.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, February 18, 2010 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its fourth quarter and year end 2009 earnings results, review the quarterly and yearly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 52254418. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 52254418.

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About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timing and success of the Company’s recently announced Quickset and XMP-2TMtechnologies; the ability of the Company to continue winning new customers and expanding existing relationships; the continued growth emanting from the integration of the business and assets acquired from Zilog; the Company’s ability to maintain its worldwide market share; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
– Tables Follow –

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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$29,016	$75,238
Term deposit	49,246	—
Accounts receivable, net	64,392	59,825
Inventories, net	40,947	43,675
Prepaid expenses and other current assets	2,423	3,461
Deferred income taxes	3,016	2,421

Total current assets	189,040	184,620
Equipment, furniture and fixtures, net	9,990	8,686
Goodwill	13,724	10,757
Intangible assets, net	11,572	5,637
Other assets	1,144	609
Deferred income taxes	7,837	7,246

Total assets	$233,307	$217,555

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,514	$44,705
Accrued sales discounts, rebates and royalties	6,028	4,848
Accrued income taxes	3,254	2,334
Accrued compensation	4,619	3,617
Other accrued expenses	8,539	6,813

Total current liabilities	61,954	62,317
Long–term liabilities:
Deferred income taxes	153	130
Income tax payable	1,348	1,442
Other long term liabilities	122	313

Total liabilities	63,577	64,202

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value, 50,000,000 shares authorized; 19,140,232 and 18,715,833 shares issued at December 31, 2009 and 2008, respectively	191	187
Paid–in capital	128,913	120,551
Accumulated other comprehensive income	1,463	750
Retained earnings	118,989	104,314

	249,556	225,802

Less cost of common stock in treasury, 5,449,962 and 5,070,319 shares at December 31, 2009 and 2008, respectively	(79,826)	(72,449)

Total stockholders’ equity	169,730	153,353

Total liabilities and stockholders’ equity	$233,307	$217,555

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$84,939	$78,693	$317,550	$287,100
Cost of sales	56,329	53,378	215,938	190,910

Gross profit	28,610	25,315	101,612	96,190

Research and development expenses	2,280	1,858	8,691	8,160
Selling, general and administrative expenses	18,250	15,646	70,974	67,269

Operating income	8,080	7,811	21,947	20,761
Interest income, net	95	368	471	3,017
Other (expense) income, net	(80)	548	(241)	311

Income before provision for income taxes	8,095	8,727	22,177	24,089
Provision for income taxes	(2,255)	(2,894)	(7,502)	(8,283)

Net income	$5,840	$5,833	$14,675	$15,806

Earnings per share:
Basic	$0.43	$0.43	$1.07	$1.13

Diluted	$0.42	$0.42	$1.05	$1.09

Shares used in computing earnings per share:
Basic	13,700	13,638	13,667	14,015

Diluted	14,063	13,903	13,971	14,456

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008	2007
Cash provided by operating activities:
Net income	$14,675	$15,806	$20,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,801	6,084	4,675
Provision for doubtful accounts	363	442	23
Provision for inventory write–downs	3,480	2,671	2,146
Deferred income taxes	(1,141)	(448)	219
Tax benefit from exercise of stock options and vested restricted stock	408	431	3,339
Excess tax benefit from stock–based compensation	(250)	(344)	(3,320)
Shares issued for employee benefit plan	741	633	631
Stock–based compensation	4,312	4,243	3,521
Changes in operating assets and liabilities:
Accounts receivable	(4,206)	(1,478)	(5,033)
Inventories	(354)	(12,219)	(9,194)
Prepaid expenses and other assets	552	(1,888)	837
Accounts payable and accrued expenses	(2,096)	15,557	3,982
Accrued income and other taxes	702	662	(2,119)

Net cash provided by operating activities	23,987	30,152	19,937

Cash used for investing activities:
Term deposit	(49,246)	—	—
Acquisition of equipment, furniture and fixtures	(6,171)	(5,945)	(4,802)
Acquisition of intangible assets	(1,172)	(1,475)	(1,381)
Acquisition of assets from Zilog Inc.	(9,502)	—	—

Net cash used for investing activities	(66,091)	(7,420)	(6,183)

Cash (used for) provided by financing activities:
Proceeds from stock options exercised	3,275	1,158	12,597
Treasury stock purchased	(7,747)	(26,689)	(14,519)
Excess tax benefit from stock–based compensation	250	344	3,320

Net cash (used for) provided by financing activities	(4,222)	(25,187)	1,398
Effect of exchange rate changes on cash	104	(8,917)	5,383

Net (decrease) increase in cash and cash equivalents	(46,222)	(11,372)	20,535
Cash and cash equivalents at beginning of year	75,238	86,610	66,075

Cash and cash equivalents at end of year	$29,016	$75,238	$86,610

Supplemental Cash Flow Information – Income taxes paid were $7.3 million, $8.2 million and $8.1 million in 2009, 2008, and 2007, respectively.